Exhibit 99.1

Vivint Smart Home Announces Third Quarter 2022 Results
Revenue grew by nearly 14% (more than 18% after normalizing for Canadian divestiture), driven by strong growth in total subscribers, an all-time high in average monthly recurring revenue per user, and significant contribution from Smart Energy offering
Operating metrics continue to perform near record levels, with attrition at 11.0% and net service cost per subscriber at $9.43, an all-time low
Raising full-year outlook for total subscribers, revenue, and adjusted EBITDA

Provo, UT – November 8, 2022 – Vivint Smart Home, Inc. (NYSE: VVNT), a leading smart home company, today announced results for the third quarter and nine months ended September 30, 2022.
Third Quarter Financial Highlights (vs. prior-year period)

•Revenue increased by $52.7 million to $439.4 million, representing an increase of 13.6% (18.1% ex Canada)
•Net loss improved by $51.7 million to a loss of $41.0 million
•Adjusted EBITDA(a,b) increased by $36.9 million to $195.5 million (using updated definition that no longer includes the add back of consumer financing fees)
•Originated 113,481 new subscribers with significant growth from our indirect go-to-market channel
•Attrition rate improved by 40 basis points to 11.0%, remaining near record low
•Total subscribers grew by 4.2% to 1,921,774 (growth was 9.8% ex Canada)
•Net service margin increased to 79.9% from 76.8% in the prior-year period

“Our strong results for the third quarter showed substantial year-over-year improvements in total subscribers, revenue, and adjusted EBITDA,” said David Bywater, CEO of Vivint Smart Home. “The unit economics underpinning our record performance continued to shine as well, with average monthly recurring revenue per user increasing to an all-time high and net service cost per subscriber dropping to an all-time low. Moreover, we continue to believe our 11.0% attrition rate for the period is the lowest among national smart home companies by a significant margin. Based on our positive momentum through the first three quarters, we are raising our guidance for total subscribers, revenue, and adjusted EBITDA.”
Business Highlights
Leader in Innovation:
◦Recently launched the Vivint Spotlight Pro, one of the only lighting solutions in the industry that uses the camera’s technology to activate lighting and dynamically adapt based on what the camera is seeing. When set to Deter Mode, the Spotlight Pro can detect people on the monitored property, shine a spotlight on them, and follow them to let them know they are visible.
▪Together with our Doorbell Camera Pro and Outdoor Camera Pro, Vivint has developed a suite of solutions that doesn’t just inform homeowners about security events that have happened but actually works to prevent crime from happening.

◦Launching a solution that will allow customers to view and monitor their home’s solar energy production straight from the Vivint app and Smart Hub display. This integration is expected to roll out in the next month, with even more integration features coming in the future.
◦Developing an integrated indoor lighting solution, scheduled for launch in the first half of 2023, that will allow customers to control their lights directly from the Vivint app and Smart Hub display, including setting up custom rules and schedules.

Robust Customer Engagement:
◦Vivint’s average smart home customer installs approximately 15 devices in their home, interacts with their smart home system more than 12 times per day, and retains service for approximately 9 years.
◦Vivint’s proprietary platform and technology allow for continuous innovation and improved customer experience which leads to increased loyalty, lower attrition, longer customer life, and expanded customer lifetime value.

Continued Expansion in Asset-light Smart Energy Vertical:
◦Vivint has installed nearly 70 megawatts of solar through strategic partners through the third quarter, on pace to install more than 100 megawatts for the full year.
◦Vivint’s sales force and partners who bundle a smart home system with solar continue to see considerably better sales realization rates than those who are selling solar standalone.
◦Making progress towards long-term vision of combining energy production and consumption into an integrated platform that uses artificial intelligence to manage power consumption more intelligently.

Positive Momentum in Indirect Go-to-market Channel:
◦Vivint has sold more than 13,000 smart home systems year to date through these partnerships and nearly 6,000 in the third quarter alone.
◦Continuing to expand indirect partnerships; building differentiated distribution channel to grow and retain smart home customers.

Full Year 2022 Guidance as of November 8, 2022
•Raising total subscribers to between 1.92 and 1.93 million (between 1.86 and 1.92 million previously)
•Raising total revenue to between $1.65 and $1.67 billion (between $1.60 and $1.63 billion previously)
•Raising adjusted EBITDA(a,b) to between $727 and $742 million (between $667 and $687 million previously on a like-for-like basis). Note that we are no longer adding back approximately $58 million in consumer financing fees to adjusted EBITDA.
•Adjusting free cash flow(a) to between $10 and $30 million (between $35 and $60 million previously)

Reconciliations of net loss to Adjusted EBITDA and net cash from operating activities to Free Cash Flow are not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity, and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations, including net loss and adjustments that could be made for impairment charges, restructuring charges and the timing and magnitude of other amounts included in the reconciliations. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call Information

Vivint will host a conference call and webcast to discuss its third quarter 2022 results at 5:00 p.m. ET / 3:00 p.m. MT today, November 8, 2022. To join the live webcast and conference call, please visit the Investor Relations section of the Company’s website at https://investors.vivint.com/events-and-presentations/events/default.aspx. To pre-register for the call, please go to the following link: https://www.netroadshow.com/events/login?show=3df2eae1&confId=42986. You will receive your access details via email. A financial results presentation will be available immediately before the call in the Investor Relations section of Vivint’s website at https://investors.vivint.com/events-and-presentations/events/default.aspx, and a replay of the webcast will be available following the completion of the webcast and conference call.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2021	2021	2022	2022	2022
Total Revenues	$386.7	$396.2	$392.7	$407.3	$439.4
Net Loss	$(92.7)	$(53.5)	$(27.4)	$(3.5)	$(41.0)
Net Loss Margin	(24.0)%	(13.5)%	(7.0)%	(0.9)%	(9.3)%
Common Shares Outstanding	208,728,450	208,734,193	212,561,154	212,764,752	213,382,168
Adjusted EBITDA(a,b)	$158.6	$166.2	$189.4	$175.9	$195.5
Adjusted EBITDA Margin(a,b)	41.0%	41.9%	48.2%	43.2%	44.5%
LTM Covenant Adjusted EBITDA(a,b)	$1,004.1	$1,050.7	$1,106.7	$1,146.8	$1,196.0
New Subscribers(c)	114,380	64,403	66,734	126,328	113,481
Total Subscribers(c)	1,843,744	1,855,141	1,870,440	1,864,966	1,921,774
Total Monthly Service Revenue	$86.4	$86.7	$87.4	$87.4	$90.0
Avg Monthly Svc Revenue per User	$46.88	$46.71	$46.71	$46.85	$46.81
Total Monthly Recurring Revenue	$121.5	$125.2	$126.5	$128.6	$133.2
Avg Monthly Recurring Rev per User	$66.39	$67.58	$67.87	$68.04	$69.76
Attrition Rate(d)	11.4%	11.3%	11.2%	10.9%	11.0%

a.Beginning with the quarter ended September 30, 2022, we no longer eliminate the reduction to revenue related to the amortization of consumer financing fees incurred under the Vivint Flex Pay program from Adjusted EBITDA. For purposes of comparability, we have revised historical Adjusted EBITDA figures to reflect this approach.
b.This earnings release includes Adjusted EBITDA, Adjusted EBITDA Margin, Covenant Adjusted EBITDA, and Free Cash Flow metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s Notes, and the credit agreement governing the Company’s Revolving Credit Facility and Term Loan. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted EBITDA Margin, Covenant Adjusted EBITDA, and Free Cash Flow and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.
c.Excludes subscribers from sales pilot initiatives.
d.Attrition Rate is reported on LTM basis for each period end & excludes subscribers from sales pilot initiatives.

About the Company

Vivint is a leading smart home company in the United States. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24/7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than 1.9 million customers throughout the United States. For more information, visit https://www.vivint.com.

Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation the information under the heading “Full Year 2022 Guidance” in this press release. These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in "Risk Factors" and elsewhere in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2021, which was filed on March 1, 2022, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•the duration and scope of the evolving COVID-19 pandemic;
•the impact of the COVID-19 pandemic on our liquidity and capital resources, including the impact of the pandemic on our customers and timing of payments, the sufficiency of credit facilities, and the company's compliance with lender covenants;
•the ineffectiveness of steps we take to reduce operating costs;
•risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;
•the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;
•litigation, complaints, product liability claims and/or adverse publicity;
•the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, geopolitical tensions, weather, and demographic trends;
•adverse publicity and product liability claims;
•the impact of changes to prevailing economic conditions, including increasing interest rates, rising inflation and the expiration of federal, state and local economic stimulus programs;
•increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;
•cost increases or shortages in smart home and security technology products or components including disruptions in our supply chains;
•the introduction of unsuccessful new Smart Home Services;
•privacy and data protection laws, privacy or data breaches, or the loss of data;
•the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan;
•risks related to our exposure to variable rates of interest with respect to our revolving credit facility and term loan facility;
•our inability to maintain effective internal control over financial reporting; and

•our inability to attract and retain employees due to labor shortages.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions
Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.
Total Monthly Recurring Revenue - or Total MRR, is the average total monthly recurring revenue recognized during a given period.
Average Monthly Recurring Revenue per User - or AMRRU, is Total MRR divided by average monthly Total Subscribers during a given period.
Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.
Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.
Net Loss Margin - is net loss as a percent of revenue.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12-month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, and equipment and associated financing fees (estimated), less total non-recurring smart home services billings and cellular network maintenance fees for the period, divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home subscribers during a given 12-month period divided by New Subscribers for that period. These costs include commissions, equipment and associated financing fees (estimated), installation, marketing, sales support, and other allocations (general and administrative); less upfront payments received from the sale of equipment associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Consolidated Statements of Operations
(In thousands; unaudited)

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2022	2021	2022	2021
Revenues:
Recurring and other revenue	$439,370	$386,710	$1,239,400	$1,083,174
Costs and expenses:
Operating expenses	102,318	99,082	298,571	286,353
Selling expenses	98,389	96,072	268,073	300,480
General and administrative expenses	61,091	64,972	171,575	189,267
Depreciation and amortization	156,426	151,332	468,445	447,863
Total costs and expenses	418,224	411,458	1,206,664	1,223,963
Income (Loss) from operations	21,146	(24,748)	32,736	(140,789)
Other expenses (income):
Interest expense	43,510	47,120	119,904	146,981
Interest income	(175)	(126)	(455)	(280)
Change in fair value of warrant derivative liabilities	7,891	(15,313)	(10,443)	(50,638)
Other expense (income), net	9,375	37,329	(5,134)	14,736
Total other expenses	60,601	69,010	103,872	110,799
Loss before income taxes	(39,455)	(93,758)	(71,136)	(251,588)
Income tax expense (benefit)	1,551	(1,014)	787	500
Net loss	$(41,006)	$(92,744)	$(71,923)	$(252,088)

VIVINT SMART HOME, INC. and SUBSIDIARIES
Consolidated Balance Sheets
(In thousands; unaudited)

	Sep 30, 2022	Dec 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$303,741	$208,509
Accounts and notes receivable, net	53,441	63,671
Inventories	76,921	51,251
Prepaid expenses and other current assets	27,658	19,385
Total current assets	461,761	342,816

Property, plant and equipment, net	60,683	55,448
Capitalized contract costs, net	1,530,257	1,405,442
Deferred financing costs, net	1,746	2,088
Intangible assets, net	10,603	51,928
Goodwill	817,502	837,153
Operating lease right-of-use assets	39,493	46,000
Long-term notes receivables and other non-current assets, net	36,937	44,753
Total assets	$2,958,982	$2,785,628
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$121,133	$96,317
Accrued payroll and commissions	144,813	83,347
Accrued expenses and other current liabilities	194,692	236,250
Current portion of notes payable, net	13,500	13,500
Deferred revenue	500,609	429,900
Current portion of operating lease liabilities	12,822	12,033
Current portion of finance lease liabilities	2,550	2,854
Total current liabilities	990,119	874,201

Notes payable, net	2,692,609	2,698,845
Finance lease liabilities, net of current portion	5,281	1,416
Operating lease liabilities, net of current portion	33,463	41,713
Warrant derivative liabilities	14,121	24,564
Deferred revenue, net of current portion	884,002	778,214
Other long-term obligations	78,783	106,135
Deferred income tax liabilities	792	640
Total liabilities	4,699,170	4,525,728
Total stockholders’ deficit	(1,740,188)	(1,740,100)
Total liabilities and stockholders’ deficit	$2,958,982	$2,785,628

VIVINT SMART HOME, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands; unaudited)

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2022	2021	2022	2021
Net cash from operating activities	$17,203	$77,892	$49,578	$142,130
Net cash from investing activities	(6,019)	(2,093)	72,668	(10,037)
Net cash from financing activities	(6,713)	(140,693)	(26,783)	(165,711)
Effect of exchange rate changes on cash and cash equivalents	243	(135)	(231)	(29)
Net increase (decrease) in cash & cash equivalents	4,714	(65,029)	95,232	(33,647)

Cash and cash equivalents:
Beginning of period	299,027	345,181	208,509	313,799
End of period	$303,741	$280,152	$303,741	$280,152

Statement Regarding Non-GAAP Financial Measures

Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), changes in the fair value of the derivative liability associated with our public and private warrants and certain other non-recurring expenses or gains.
Adjusted EBITDA margin is defined as Adjusted EBITDA as a percent of revenue.
Adjusted EBITDA is not defined under GAAP and is subject to important limitations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.
Management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.
Covenant Adjusted EBITDA
Covenant Adjusted EBITDA is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, changes in the fair value of the derivative liability associated with our public and private warrants and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our Notes and the Credit Agreement.
We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s Notes and the Credit Agreement governing the Revolving Credit Facility and the Term Loan Facility. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.
Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
Free Cash Flow
Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures.
See the following tables for quantitative reconciliations of Adjusted EBITDA and Covenant Adjusted EBITDA, for historical periods, to Net Loss and Free Cash Flow, for historical periods, to net cash provided by operating activities, which we believe are the most comparable financial measures calculated in accordance with GAAP.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures: Adjusted EBITDA (i)
(In millions; unaudited)

	Three Months Ended
	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2021	2021	2022	2022	2022
Net loss	$(92.7)	$(53.5)	$(27.4)	$(3.5)	$(41.0)
Interest expense, net	47.0	37.8	37.4	38.7	43.3
Income tax (benefit) expense, net	(1.0)	2.0	0.4	(1.2)	1.6
Depreciation	3.9	4.2	4.2	5.8	3.9
Amortization (ii)	147.4	149.5	150.2	151.8	152.5
Stock-based compensation (iii)	29.0	22.8	25.6	16.0	17.9
CEO transition (iv)	3.0	3.0	—	—	—
Change in fair value of warrant derivative liabilities (v)	(15.3)	0.5	(9.3)	(9.0)	7.9
Other expense (income), net (vi)	37.3	(0.1)	8.3	(22.7)	9.4
Adjusted EBITDA	$158.6	$166.2	$189.4	$175.9	$195.5
Net loss margin	(24)%	(14)%	(7)%	(1)%	(9)%
Adjusted EBITDA margin	41%	42%	48%	43%	44%

(i)Beginning with the quarter ended September 30, 2022, we no longer eliminate the reduction to revenue related to the amortization of consumer financing fees incurred under the Vivint Flex Pay program from Adjusted EBITDA. For purposes of comparability, we have revised historical Adjusted EBITDA figures to reflect this approach.
(ii)Excludes loan amortization costs that are included in interest expense.
(iii)Reflects stock-based compensation costs related to employee and director stock incentive plans.
(iv)Hiring and severance expenses associated with CEO transition.
(v)Reflects the change in fair value of the derivative liability associated with our public and private warrants.
(vi)Primarily consists of changes in our consumer finance program derivative instrument, foreign currency exchange, and other gains/losses associated with financings and other transactions.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures: Covenant Adjusted EBITDA
(In millions; unaudited)

	LTM Period Ended
	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2021	2021	2022	2022	2022
Net loss	$(436.9)	$(305.6)	$(244.2)	$(177.1)	$(125.4)
Interest expense, net	196.7	184.5	172.1	160.9	157.2
Other expense (income), net	13.9	14.5	37.3	22.6	(5.4)
Income tax expense, net	1.3	2.5	2.7	0.2	2.8
Depreciation and amortization (i)	79.0	76.5	75.1	74.9	72.5
Amortization of capitalized contract costs	516.3	525.0	533.8	542.0	549.6
Non-capitalized contract costs (ii)	333.7	343.1	358.3	370.7	382.0
Stock-based compensation (iii)	224.5	166.4	105.0	93.5	82.4
Change in fair value of warrant derivative liabilities (iv)	(21.3)	(50.1)	(30.3)	(33.1)	(9.9)
Other adjustments (v)	96.9	93.9	96.9	92.2	90.3
Covenant Adjusted EBITDA	$1,004.1	$1,050.7	$1,106.7	$1,146.8	$1,196.1

(i)Excludes loan amortization costs that are included in interest expense.
(ii)Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iii)Reflects stock-based compensation costs related to employee and director stock incentive plans.
(iv)Reflects the change in fair value of the derivative liability associated with our public and private warrants.
(v)Includes certain items such as consumer financing fees, product development costs, Blackstone monitoring fee, loss contingencies, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, expenses associated with CEO transition, and certain other adjustments.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures: Free Cash Flow
(In millions; unaudited)

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2022	2021	2022	2021
Net cash from operating activities	$17.2	$77.9	$49.6	$142.1
Capital expenditures	(4.3)	(2.2)	(15.3)	(10.2)
Free Cash Flow	$12.9	$75.7	$34.3	$131.9

Contact:

Nate Stubbs
VP, Investor Relations
801-221-6724
ir@vivint.com